Exhibit 5.1

HUNTON & WILLIAMS LLP

RIVERFRONT PLAZA, EAST TOWER

951 EAST BYRD STREET

RICHMOND, VIRGINIA 23219

March 29, 2005

Board of Directors

Weight Watchers International, Inc.

175 Crossways Park Way

Woodbury, New York 11797-2055

Weight Watchers International, Inc.

Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special Virginia counsel to Weight Watchers International, Inc., a Virginia corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company on or about March 29, 2005 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).  The Registration Statement relates to 2,500,000 shares of the Company’s common stock, no par value (the “Common Stock”), together with 2,500,000 rights (initially attached to, and evidenced by certificates for, the Common Stock) to purchase Series B Junior Participating Preferred Stock, no par value, of the Company (“Rights” and, collectively with the Common Stock, the “Shares”), issuable pursuant to the Weight Watchers International, Inc. 2004 Stock Incentive Plan (the “Stock Incentive Plan”), as referenced in the Registration Statement.  This opinion is being furnished in accordance with the requirements of Item 8(a) of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

In rendering this opinion, we have relied upon, among other things, our examination of such documents and records of the Company and certificates of its officers and of public officials as we have deemed necessary for purposes of the opinions expressed below.

We are members of the Virginia State Bar and do not purport to express an opinion on any laws other than the laws of the Commonwealth of Virginia.

Weight Watchers International, Inc.

March 29, 2005

Based upon the foregoing, we are of the opinion that:

1.             The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia.

2.             The Shares have been duly authorized and, when and to the extent issued in accordance with the terms of the Stock Incentive Plan and any award agreement entered into under the Stock Incentive Plan, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.  We do not undertake to advise you of any changes in the opinions expressed herein based on matters that might arise hereafter or be brought to our attention.

Very truly yours,

00825/08443